                                                                    EXHIBIT 10.1

--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                     among


                       AMERICA'S FAVORITE CHICKEN COMPANY



                         FS EQUITY PARTNERS III, L.P.,



                                      AND



                    FS EQUITY PARTNERS INTERNATIONAL, L.P.,



--------------------------------------------------------------------------------

                         Dated as of February 23, 1996

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                 Page

ARTICLE I     PURCHASE AND SALE OF COMMON STOCK...............    1
        1.1   Transfer of Stock...............................    1
        1.2   Purchase Price..................................    1
        1.3   Closing Matters.................................    2
        1.4   Time and Place of Closing.......................    2
        1.5   Fees and Expenses...............................    2

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE BUYERS....    2
        2.1   Organization....................................    2
        2.2   Authority.......................................    2
        2.3   No Violation....................................    3
        2.4   Brokers.........................................    3
        2.5   Funds Available.................................    3
        2.6   Securities Act Representation...................    3

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...    3
        3.1   Corporate Organization..........................    3
        3.2   Subsidiaries and Investments....................    4
        3.3   Capital Stock...................................    4
        3.4   Issuance of Shares..............................    4
        3.5   Authority.......................................    4
        3.6   No Violation....................................    5
        3.7   Litigation......................................    6
        3.8   Financial Statements............................    7
        3.9   Absence of Certain Changes or Events............    7
       3.10   Insurance.......................................    9
       3.11   Employee Benefits...............................    9
       3.12   Material Contracts and Other Agreements.........   13
       3.13   Suppliers.......................................   14
       3.14   Fee Property....................................   14
       3.15   Leased Property.................................   14
       3.16   Real Property...................................   15
       3.17   Compliance with Laws............................   15
       3.18   Licenses and Permits; Franchise Matters.........   16
       3.19   Title to Assets.................................   16
       3.20   Inventory.......................................   17
       3.21   Accounts and Notes Receivable...................   17
       3.22   Taxes...........................................   17
       3.23   Environmental Laws and Regulations..............   19
       3.24   Board of Directors Approval.....................   21
       3.25   Brokers; Certain Expenses.......................   21
       3.26   No Agreements to Sell the Company...............   22
       3.27   Related-Party Transactions......................   22

       3.28   Labor Matters...................................   22
       3.29   Proprietary Rights..............................   22
       3.30   Disclosure......................................   23

ARTICLE IV    COVENANTS AND AGREEMENTS........................   23
        4.1   Conduct of Business Prior to the Closing Date...   23
        4.2   Access to Properties and Records;
              Delivery of Financial Statements................   26
        4.3   Acquisition Proposals...........................   26
        4.4   Best Efforts....................................   26
        4.5   Consents........................................   27
        4.6   Management Treatment............................   27
        4.7   Charter Amendment...............................   28
        4.8   Amendment to Bank Documents.....................   29
        4.9   Exchange........................................   29

ARTICLE V     CONDITIONS PRECEDENT............................   29
        5.1   Conditions to Each Party's Obligations..........   29
        5.2   Conditions to the Obligations of the Company....   29
        5.3   Conditions to the Obligations of the Buyers.....   30

ARTICLE VI    TERMINATION, AMENDMENT AND WAIVER...............   32
        6.1   Termination.....................................   32
        6.2   Effect of Termination...........................   32
        6.3   Amendment.......................................   32
        6.4   Waiver..........................................   33
        6.5   Survival........................................   33

ARTICLE VII   MISCELLANEOUS...................................   33
        7.1   Notices.........................................   33
        7.2   Headings; Agreement.............................   34
        7.3   Publicity.......................................   34
        7.4   Entire Agreement................................   34
        7.5   Conveyance Taxes................................   34
        7.6   Assignment......................................   34
        7.7   Counterparts....................................   34
        7.8   Governing Law...................................   34
        7.9   Third Party Beneficiaries.......................   34
       7.10   Limitation of Liability.........................   35

                                   SCHEDULES


Schedule 3.1     Corporate Organization
Schedule 3.2     Subsidiaries
Schedule 3.3     Capital Stock
Schedule 3.6     No Violation
Schedule 3.7     Litigation
Schedule 3.8     Financial Statements and SEC Reports
Schedule 3.9     Absence of Certain Changes or Events
Schedule 3.10    Insurance
Schedule 3.11    Employee Benefits
Schedule 3.12    Material Contracts and Other Agreements
Schedule 3.13    Suppliers
Schedule 3.14    Fee Property
Schedule 3.15    Leased Property
Schedule 3.16    Real Property
Schedule 3.18    Licenses and Permits; Franchise Matters
Schedule 3.21    Accounts and Notes Receivable
Schedule 3.23    Environmental Laws and Regulations
Schedule 3.27    Related Party Transactions
Schedule 3.29    Proprietary Rights
Schedule 4.1     Conduct of Business

                                   EXHIBITS


Exhibit A        Preferred Stock Term Sheet

Exhibit B        Credit Agreement Term Sheet

Exhibit C        Intentionally Omitted

Exhibit D        Stockholders Agreement

Exhibit E        Form of Company Counsel Opinion

Exhibit F        Capitalization

                           STOCK PURCHASE AGREEMENT
                           ------------------------


          STOCK PURCHASE AGREEMENT ("Agreement") dated as of February 23, 1996 among America's Favorite Chicken Company, a Minnesota corporation (the "Company"), FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III")and FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International," FSEP III and FSEP International are sometimes collectively referred to herein as the "Buyers" and individually as a "Buyer").

                                R E C I T A L S:
                                - - - - - - - -

          WHEREAS, the Buyers desire to purchase 21,103,407 shares of Common Stock (as defined below) from the Company.

          WHEREAS, the Board of Directors of the Company (the "Board") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T:
                               - - - - - - - - -

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:


                                   ARTICLE I

                       PURCHASE AND SALE OF COMMON STOCK

          1.1  Transfer of Stock.  Subject to the terms and conditions of this
               -----------------
Agreement, the Buyers agree to purchase from the Company and the Company agrees to sell to the Buyers at the Closing (as defined in Section 1.4), 21,103,407 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of the Company. FSEP III shall purchase 20,290,690 of the Shares and FSEP International shall purchase 812,717 of the Shares; provided that the actual numbers of shares purchased by FSEP III and FSEP International shall be subject to adjustment as requested by the Buyers.

          1.2  Purchase Price.  The purchase price for each Share shall be an
               --------------
amount equal to $3.317, constituting an aggregate purchase price of $70,000,001.02 (the "Purchase Price").

          1.3  Closing Matters.  At the Closing, the Buyers shall, against
               ---------------
delivery of certificates or instruments evidencing Shares in the names of FSEP III and FSEP International, deliver to the Company by wire transfer, an amount equal to the Purchase Price.

          1.4  Time and Place of Closing.  The consummation of the transactions
               -------------------------
contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m. Atlanta time, at the offices of the Company on April 11, 1996 or at such other time, place or date as the parties hereto shall agree upon in writing (the "Closing Date").

          1.5  Fees and Expenses.  The Company shall promptly after the Closing
               -----------------
pay all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Buyers in connection with the transactions contemplated by this Agreement and a transaction fee of $3.5 million; provided that the aggregate of such fee and expenses and the fee set forth in Section 3.25 shall not exceed $6 million.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE BUYERS

          Each Buyer represents and warrants to the Company as follows:

          2.1  Organization.  Such Buyer is a limited partnership duly
               ------------
organized, validly existing and in good standing under the laws of the State of Delaware.

          2.2  Authority.  Such Buyer has full partnership power and authority
               ---------
to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of such Buyer. No other action on the part of either Buyer is necessary to authorize the execution and delivery of this Agreement by such Buyer or the performance by such Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by each Buyer and constitutes a legal, valid and binding agreement of such Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by each Buyer in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by such Buyer, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.3  No Violation.  The execution and delivery of this Agreement and
               ------------
each other agreement contemplated hereby by each Buyer, the performance by each Buyer of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Buyer, (b) require the consent, waiver, approval, license or authorization of or any filing by such Buyer with any person or governmental authority except for the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any partnership agreement, or material indenture, mortgage, agreement or contract to which such Buyer is subject or by which such Buyer is bound.

          2.4  Brokers.  The Buyers have not paid or become obligated to pay any
               -------
fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          2.5  Funds Available.  The Buyers have funds available, or commitments
               ---------------
of their respective partners to provide funds, sufficient to pay the Purchase Price.

          2.6  Securities Act Representation.  The Buyers are "accredited
               -----------------------------
investors" as defined under Regulation D of the Securities Act of 1933, as amended. The Buyers are purchasing the Shares pursuant to this Agreement not with a view to a distribution or resale of any of such securities in violation of any applicable securities laws. The Buyers acknowledge that such securities may bear appropriate legends.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to the Buyers as follows:

          3.1  Corporate Organization.  The Company is a corporation duly
               ----------------------
organized, validly existing and in good standing under the laws of the State of Minnesota, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction set forth on Schedule 3.1, which are all of the jurisdictions in which the failure to be so qualified or licensed could reasonably be expected, individually or in the aggregate, to have a material and adverse effect upon the operations, financial condition, prospects or results of operations of the Company (a "Material Adverse Effect"). True and complete copies of the Certificate of Incorporation and the Bylaws of the Company have been delivered to the Buyers.

          3.2  Subsidiaries and Investments.  Except as set forth on Schedule
               ----------------------------
3.2, the Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization or entity.

          3.3  Capital Stock.  As of the date hereof, the authorized capital
               -------------
stock of the Company consists in its entirety of (a) 27,500,000 shares of Common Stock, 10,000,000 of which are issued and outstanding, 17,500,000 of which are authorized but unissued and none of which are held by the Company as treasury shares, and (b) 2,500,000 shares of Preferred Stock, 560,000 shares of which have been designated as 8% Cumulative Redeemable Preferred Stock (the "8% Preferred Stock"), of which 560,000 shares are issued and outstanding. No other class or series of preferred stock has been authorized by the Company.
Dividends with respect to the 8% Preferred Stock have been paid in cash through November 5, 1995 in compliance with all applicable laws. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable securities laws and regulations. Except as set forth on Schedule 3.3, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the capital stock of the Company
(x) to which the Company is a party or (y) to the best of the Company's knowledge, to which any other person is a party. Except as set forth on
Schedule 3.3, there are no preemptive rights, registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company and there are no outstanding contractual or statutory obligations of the Company to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any shares of capital stock. Schedule 3.3 sets forth the record ownership of Common Stock and Preferred Stock. No person has any cumulative voting rights with respect to the capital stock of the Company.

          3.4  Issuance of Shares.  Upon stockholder approval of a charter
               ------------------
amendment as contemplated by Section 4.7, the Shares will have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable and neither the Shares nor the Buyers will be subject to any restrictions imposed by Minnesota law with respect to voting under Section 302A.671 of the Minnesota Business Corporation Act and transactions with the Company under Section 302A.673 of the Minnesota Business Corporation Act.

          3.5  Authority.  The Company has full corporate power and authority to
               ---------
execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company or its stockholders (other than in connection with the approval of a charter amendment as contemplated by
Section 4.7) are necessary to authorize the execution and delivery of this Agreement by the Company or to consummate the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date (the "Ancillary Agreements"), will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Prior to the Closing, the Amendment (as defined in Section 4.7) (i) will be duly authorized by the Board and the Company's stockholders and will be duly executed by the Company and (ii) will be properly filed with the Minnesota Secretary of State. Upon such filing, the holders of the capital stock of the Company will have the rights, preferences and privileges set forth in the Company's Articles of Incorporation, as modified by the Amendment. No person will have any dissenters or appraisal rights with respect to the Amendment. The adoption of the Amendment and the transactions contemplated by Section 4.9 will comply with all applicable securities laws.

          3.6  No Violation.  The execution, delivery and performance of this
               ------------
Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company, (b) except as set forth on
Schedule 3.6 and except for the filing of a pre-merger notification report under the HSR Act, require the consent, waiver, approval or authorization of or any filing by the Company with any person or governmental authority, (c) except as set forth on Schedule 3.6, violate, result (with or without notice or the passage of time, or both) in a breach of, or give rise to the right to terminate, accelerate or cancel any obligation under, or require the payment of any fee, or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of the (i) articles of Incorporation and Bylaws of the Company, or (ii) any indenture, mortgage, lien, order, judgment, ordinance, regulation, decree, license, permit, franchise or other agreement or instrument to which the Company is subject or bound which (in the case of clause (ii)) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to interfere in any material way with the Company's ability to consummate the transactions contemplated by this Agreement, (d) result in the creation of any lien, claim or encumbrance upon any property of the Company which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (e) except as set forth on Schedule 3.6 result in a termination, loss or adverse modification of any license, permit, certificate, franchise or contract granted to or otherwise held by the Company which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the best of the Company's knowledge, any other party, has, in connection with this Agreement, (x) obtained any waiver, supplement, modification or amendment of the terms or provisions of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Company is subject or bound, or (y) entered into any understanding or agreement, oral or written, whether or not legally enforceable, with respect thereto except as specifically contemplated herein.

          3.7  Litigation.  Except as set forth on Schedule 3.7, there are no
               ----------
actions, proceedings, complaints, grievances, investigations or unfair labor practice complaints or grievances or investigations pending or, threatened, against the Company or any of its assets or property before any court or governmental or regulatory authority or body or arbitrator, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor, to the best of the Company's knowledge, is there any basis for any of the foregoing; provided that threatened litigation shall mean matters with respect to which the Company has been notified of a possible claim and reasonably expects the amount of such claim to exceed $50,000. There are no such actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or, to the best knowledge of the Company, pending or threatened against any other party challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7, none of the Company or any of its assets or property is subject to any order, judgment, injunction or decree, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. On November 5, 1992, Al Copeland Enterprises, Inc. merged with and into the Company with the Company continuing as the survivor pursuant to the terms of the Fourth Amended Plan of Reorganization that was proposed by the Canadian Imperial Bank, as Agent (the "Plan"), and which was confirmed on October 22, 1992 (the "Confirmation Date") in the bankruptcy proceeding of Al Copeland Enterprises, Inc. (the "Debtor"), Case No. 91-12575-FM-11, still pending in the United States Bankruptcy Court, Western District of Texas, Austin Division (the "Bankruptcy Court"). Except as set forth on Schedule 3.7, there are (i) no claims of any creditor that arose prior to the Confirmation Date that are either still outstanding or being asserted against the Company, as successor to the Debtor, whether such claims are liquidated or unliquidated, contingent or matured, disputed or undisputed, or otherwise, and whether or not such claims are covered by insurance, or (ii) no undertakings in the Plan that are still outstanding that may subject the Company to any obligations, monetary or otherwise, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on such schedule, all of such claims or obligations have either been satisfied in full or fully discharged against the Debtor and the Company, as successor. Schedule 3.7 lists all actions, whether pending in the Bankruptcy Court, or any other court, tribunal or panel, with respect to any of such claims that have not yet been fully resolved or adjudicated.

          3.8  Financial Statements.  The Buyers have been provided complete
               --------------------
copies of the audited financial statements for the Company's three most recently completed fiscal years and the Company's unaudited financial statements for the 53 week period ended December 31, 1995 (the "Financial Statements"). The Financial Statements were and, upon delivery, the financial statements described in Section 4.2 will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and present or will present, as the case may be, fairly the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated. The Financial Statements are and, the financial statements described in Section 4.2 will be prepared in accordance with the books and records of the Company. The accounting and financial records of the Company have been prepared and maintained in accordance with sound bookkeeping practices. At the respective dates of the Financial Statements and the financial statements described in
Section 4.2, there were no material liabilities, commitments or obligations (absolute, accrued, contingent or otherwise) of the Company, which in accordance with GAAP, should have been shown or reflected in such financial statements or the notes thereto.

          3.9  Absence of Certain Changes or Events.  Since January 1, 1995,
               ------------------------------------
except as set forth on Schedule 3.9, the Company has conducted its business in the ordinary course consistent with past practice and there has not been any:

                    (a) material adverse change in the financial condition, assets, liabilities, business, operations or results of operations of the Company;

                    (b) addition to or modification of employee benefits plans, arrangements or practices; provided that with respect to store level employment arrangements or practices, such additions or modifications shall have been material;

                    (c) sale, assignment or transfer of any of the material assets of the Company, other than in the ordinary course of business, consistent with past practice;

                    (d) cancellation of any indebtedness owed to the Company in an aggregate amount greater than $50,000, or waiver of any rights of similar value to the Company relating to any of its business activities or properties, other than in the ordinary course of business;

                    (e) amendment, cancellation or termination of any Contract (as defined in Section 3.12), license or other instrument material to the Company other than with respect to terminations of franchise agreements with operators of fewer than five stores or area development agreements that involve fewer than five stores;

                    (f) failure to repay any material obligation of the Company when due;

                    (g) change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, results of operations or business;

                    (h) material revaluation by the Company of any of its assets, including without limitation, any material write-offs, material increases in any reserves or any write-up of the value of inventory, property, plant, equipment or any other asset;

                    (i) material damage, destruction or loss (whether or not covered by insurance) affecting any store, office, plant or warehouse maintained by the Company or any other material asset of the Company and resulting in a loss in excess of $200,000;

                    (j) mortgage, pledge or other encumbrance of any assets of the Company, material singly or in the aggregate;

                    (k) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock or other equity securities of the Company or any redemption, purchase or other acquisition of any of the securities of the Company, or any other payment to any stockholder of the Company in its capacity as a stockholder other than dividends with respect to the 8% Preferred Stock;

                    (l) issuance by the Company of, or commitment by it to issue, any capital stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for capital stock or other equity interests;

                    (m) indebtedness for borrowed money incurred by the Company or any commitment to incur indebtedness for borrowed money entered into by the Company, or any loans made or agreed to be made by the Company other than pursuant to commitments or credit facilities existing on October 1, 1995 and set forth on Schedule 3.12;

                    (n) incurrence of other liabilities involving $100,000 or more, except in the ordinary course of business, or any increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

                    (o) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course, consistent with past practice, of liabilities reserved against in the Financial Statements or of liabilities incurred in the ordinary course, consistent with past practice (ii) under the Credit Agreement (as defined below) or (iii) of other liabilities involving $250,000 or less individually and $1,000,000 or less in the aggregate;

                    (p) increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases in the ordinary course of business, consistent with past practice or as required by law or any existing agreement and except for cost of living adjustments and other increases consistent with past practice; or

                    (q) granting of any bonus, incentive compensation, service, award or other like benefit to any officer or employee except in accordance with plans or arrangements disclosed on Schedule 3.11.

          3.10 Insurance.  Schedule 3.10 contains a list of all policies of
               ---------
insurance, surety bonds and letters of credit maintained by the Company (showing as to each policy or binder, the carrier, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided), which list is true, complete and accurate in all material respects as of the date hereof. To the best of the Company's knowledge, the Company is not in default with respect to its obligations under any such policies. All of such policies are sufficient for compliance with all requirements of law and all contracts, leases and other agreements to which the Company is a party except where any such insufficiencies would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion except for such failure as would not have, individually or in the aggregate, a Material Adverse Effect. To the best of the Company's knowledge, such policies and binders are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms through the consummation of the transactions contemplated hereby except to the extent policies expire and are replaced in the ordinary course of business with policies and binders on substantially equivalent terms or such expirations as would not have, individually or in the aggregate, a Material Adverse Effect.

          3.11 Employee Benefits.
               -----------------

               (a)  The term "Benefit Plans" means:

                    (i) all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

                    (ii) all other deferred compensation, profit-sharing, bonus, stock option, stock purchase, stock bonus, excess benefit, vacation pay, holiday pay, dependent care assistance, severance, incentive, salary continuation or other compensation arrangements, maintained or contributed to by the Company for the benefit of one or more of its employees (or former employees) and/or their beneficiaries. All Benefit Plans are listed on Schedule 3.11.

          (b) The term "Pension Plan" means an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Company.

          (c) The Company does not contribute to any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA and never contributed to any such plan in the past.

               (d) The Company has furnished to the Buyers:

                    (i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and the schedule to this Section includes a description of any such amendment that is not in writing);

                    (ii) The current draft of the Summary Plan Description of each Benefit Plan (if applicable);

                    (iii) The most recent Internal Revenue Service determination letter (if applicable) for each Pension Plan, which determination letter reflects all amendments that have been made to the plan; and

                    (iv) The two (2) most recent Form 5500s that were filed on behalf of the Benefit Plan, including the actuarial report (if applicable).

               (e) With respect to each Pension Plan that is subject to Title IV of ERISA:

                    (i) Schedule 3.11 provides a break-down of the aggregate liability of such Pension Plans stated in the Company's financial statements into separate statements as to the liability (or net asset balance) of each such Pension Plan;

                    (ii) no event has occurred, and no condition or set of circumstances exists as of the date hereof, which presents a material risk of the termination of any Pension Plan by the Pension Benefit Guaranty Corporation and no reportable event (within the meaning of section 4043 of ERISA) which, in and of itself, could have an adverse effect exceeding $50,000 has occurred;

                    (iii) No amount is due or owing from the Company to the Pension Benefit Guaranty Corporation ("PBGC")(other than a liability for premiums under Section 4007 of ERISA).

          (f) Except as set forth on Schedule 3.11, all unpaid liabilities of the Company with respect to, and all unfunded benefits (whether vested or not) under each Benefit Plan have been calculated and are reflected in the Company's financial statements in accordance with GAAP, and any such liabilities incurred after the date of such financial statements will be incurred in the ordinary course of business, determined in a manner substantially similar to that used in such financial statements.

          (g) In the case of each Pension Plan that is subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), there is no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived.

          (h) Each Benefit Plan complies currently, and since March 27, 1993 has complied, both in form and in operation, in all material respects, with all applicable law, such as ERISA and the Code (including Section 4980B thereof). Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Plan that is intended to qualify under
Section 401(a) of the Code, and no event has occurred after March 27, 1993 that would disqualify the plan.

          (i) Since March 27, 1993, no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Benefit Plan.

          (j) Except as set forth on Schedule 3.11, there is no contract, agreement or benefit arrangement with the Company which, individually or collectively, could give rise to the payment of any amount which may constitute an "excess parachute payment" under federal law.

          (k) Except as related liabilities are reflected in the Company's financial statement prepared in accordance with GAAP, and except as set forth on
Schedule 3.11, the Company does not maintain, or contribute to, any plan that provides or will provide medical or death benefits to one or more former employees (including retirees), other than benefits that are required to be provided pursuant to federal law or state law continuation coverage or conversion rights.

          (l) There are no lawsuits or other claims, pending or, to the best knowledge of the Company, threatened (other than routine claims for benefits under the plan) against (i) any Benefit Plan or (ii) any fiduciary of such plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor is there any reasonable cause for any such claim.

          (m) Except as set forth as Schedule 3.11, the Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan, except as required to conform to changes in the law. The benefits under all Benefit Plans are as represented, and have not been, and, prior to the Closing will not be, increased subsequent to the date Benefit Plan documents are provided to the Buyers, except as required to conform to changes in the law.

          (n) The Company has complied (to the extent applicable) in all material respects with the provisions of the Worker Adjustment and Retraining Notification Act and the Americans with Disabilities Act.

          (o) None of the persons performing substantial services for the Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.

          (p) Except as set forth on Schedule 3.11, the Company has not provided any benefits under any Benefit Plan to individuals who are not current employees of the Company and the Company is not obligated to provide any such benefits in the future, except as expressly provided by the terms of the Benefit Plan.

          (q) The Company has complied in all material respects with all reporting and disclosure obligations imposed upon it under all applicable federal and state securities laws by reason of the operation of the Benefit Plans.

          (r) No event or circumstances have occurred with respect to employee benefit plans (as defined in section 3(3) of ERISA) of former subsidiaries of the Company which might give rise to liability in excess of the amount already reflected in the Company's financial statements in accordance with GAAP.

          (s) Any trust that is intended to be tax-exempt as a voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service regarding its tax-exempt status that reflects the provisions of the Deficit Reduction Act of 1984, all contributions to it were properly and fully deducted in the year when paid, and it has not incurred any tax on unrelated business taxable income under Code Sections 511 through 514.

          (t) There are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

          (u) No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

          3.12 Material Contracts and Other Agreements.  Schedule 3.12
               ---------------------------------------
discloses, as of the date hereof, whether written or oral, together with all amendments and modifications thereto, of (a) all contracts and agreements whether or not fully performed pursuant to which the Company has since January 1, 1995 acquired or disposed of a portion of its business or assets which provided for an aggregate purchase price in excess of $100,000 (other than (i) sales of product or inventory; (ii) acquisitions of assets consistent with the Company's 1995 business plan; (iii) sales of individual parcels of surplus properties; and (iv) sales of obsolete equipment, in each case, in the ordinary course of business)(the "Disposed Businesses"); (b) all agreements containing covenants not to compete on the part of the Company or otherwise restricting the ability of the Company to engage in its business (other than pursuant to agreements set forth in clause (g) below or pursuant to leases, reciprocal easements and deeds provided that the restrictions contained in such agreements or instruments do not materially impact the ability of the Company to operate its business as currently conducted); (c) all notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) entered into by the Company or pursuant to which any properties or assets of the Company are pledged or mortgaged as collateral; (d) any employment or consulting agreement with any present or former director, officer or employee of the Company which calls for annual compensation in excess of $85,000; (e) all joint venture or partnership agreements to which the Company is a party or bound; (f) all agreements pursuant to which the Company pays royalties; (g) all area development agreements, letters of commitment and franchise agreements to which the Company is a party or bound; (h) all purchasing co-operative agreements to which the Company is a party or bound; (i) all agreements with Large Suppliers to which the Company is a party or bound (as defined in Section 3.13); and (j) any other contracts and agreements which are material to the Company. The foregoing are hereinafter referred to as the "Contracts." Schedule 3.12 also discloses the aggregate number of surplus properties and operating restaurants disposed of since January 1, 1995. With respect to each Contract, (1) such Contract is valid, binding and enforceable against the Company and, to the best of the Company's knowledge, each other party thereto in accordance with its terms; (2) neither the Company nor, to the best of Company's knowledge, any other party to such Contract is in material breach thereof or material default thereunder; (3) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default under such Contract, and the Company has not received or given notice of any such breach, default or event; and (4) there have been no waivers or releases of any of the Company's material rights or remedies under any of the Contracts. True and correct copies of the Contracts have been made available to the Buyers. To the best knowledge of the Company, the Company could not reasonably be expected to have any continuing liabilities or obligations in connection with or arising in respect of the Disposed Businesses, individually or in the aggregate, in excess of $200,000.

          3.13 Suppliers.  Schedule 3.13 sets forth (a) the twenty largest
               ---------
suppliers of the Company for the 1995 calendar year other than suppliers of (i) utilities, (ii) professional services and (iii) advertising services (the "Large Suppliers"), and (b) the amount of such payments to each Large Supplier for the 1995 calendar year. The Company has a good business relationship with each of its Large Suppliers. None of the Large Suppliers have canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or, since January 1, 1995, decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company.

          3.14 Fee Property.  For purposes of this Agreement, "Real Property"
               ------------
shall mean Fee Property and Leased Property, as defined in this Section 3.14 and in Section 3.15, respectively. The Real Property constitutes all of the real property interests owned, leased, operated or occupied in whole or in part by the Company or which are related to or used in connection with its business.
For purposes of this Agreement, the term "Permitted Real Property Liens" shall mean (a) liens reflected in Schedule 3.14, (b) liens consisting of zoning or planning restrictions, easements and other customary restrictions or limitations on the use of real property or other liens of record, in each case which do not materially (individually or in the aggregate) detract from the value of, or impair the use of, such property by the Company in the operation of its business, and (c) liens for current taxes, assessments or governmental charges or levies on property not yet due and payable. For purposes of this Agreement, "Fee Property" shall mean all real property owned in whole or in part by the Company. Schedule 3.14 contains an accurate and complete list of all Fee Property owned in whole or in part by the Company and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company has good, valid, marketable and insurable title in fee simple to all the Fee Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens.

          3.15 Leased Property.  For purpose of this Agreement, "Leased
               ---------------
Property" shall mean all Real Property leased or otherwise operated or occupied (other than as an owner) in whole or in part by the Company. Schedule 3.15 sets forth a list, of (a) all leases and subleases under which the Company is the lessor, lessee, operator or occupant of any real property, and (b) all material options granted by the Company or contractual obligations on the part of the Company to purchase, acquire, sell or dispose of any interest in real property. The Company has made available to the Buyers copies of all Leases (as hereinafter defined), together with all amendments and supplements pertaining thereto; material options, nondisturbance agreements and other agreements held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property. The Company has good, valid, marketable and insurable leasehold title to all Leased Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens. Each lease, sublease or other agreement (collectively, the "Leases") set forth on Schedule 3.15 (or required to be set forth on Schedule 3.15) is in full force and effect; all rents and additional rents due to date on each such Lease have been paid in full; in each case, the Company as lessee is not, and, to the Company's best knowledge, except as set forth on Schedule 3.15, the Company's lessees are not, in default thereunder in any material respect and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and except as set forth on Schedule 3.15, there exists no event of default or event, occurrence, condition or act (including the acquisition and/or consolidation contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such Lease, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not violated any of the terms or conditions under any such Lease in any material respect, and, to the best knowledge of the Company, all of the material covenants to be performed by any other party under any such Lease have been fully performed.

          3.16 Real Property.  Except as set forth on Schedule 3.16, (a) all of
               -------------
the buildings, structures and appurtenances (or any building systems therein) situated in whole or in part on any of the Real Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business in the ordinary course and consistent with past practice, (b) none of such buildings, structures or appurtenances (or any building systems therein) nor the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others in any way which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) no condemnation proceeding or other litigation is pending or, to the best knowledge of the Company, threatened which would preclude or materially impair the use of any Real Property by the Company for the purposes for which it is currently used.

          3.17 Compliance with Laws.  Except as set forth on Schedule 3.17, the
               --------------------
Company is in compliance with applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable franchise, building, zoning, health, environmental, sanitation, safety, labor relations or other law, ordinance or regulation, other than violations, if any, which, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.18 Licenses and Permits; Franchise Matters.
               ---------------------------------------

          (a) Except as set forth on Schedule 3.18, the Company has all governmental or regulatory licenses, permits and authorizations (all of which are in full force and effect) necessary to conduct its business as it is now being conducted, except for such governmental or regulatory licenses, permits and authorizations the absence of which would not have, individually or in the aggregate, a Material Adverse Effect, and none of such governmental or regulatory licenses, permits and authorizations will be impaired as a result of the transactions contemplated by this Agreement, except in any case that would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with, or that it is in violation of, any such governmental or regulatory licenses, permits and authorizations in a manner that would have, individually or in the aggregate, a Material Adverse Effect, and there are not currently existing circumstances that are likely to result in a failure of the Company to comply with, or in a violation by the Company of, any such governmental or regulatory licenses, permits or authorizations that would have, individually or in the aggregate, a Material Adverse Effect.

          (b) Schedule 3.18 sets forth a true and complete list of (1) all states in which the Company has registered its franchises for sale; (2) all states in which the Company has received an official notice from the appropriate state officials that the Company's offer to sell and the sale of its franchises are exempt from the registration provisions of such jurisdiction's franchise registration law; and (3) all other states which have enacted franchise registration laws in which, in the opinion of the Company, the offer to sell and the sale of its franchises are exempt from the registration provisions thereof. True and correct copies of all notices of registrations and all notices of exemption, as described in clauses (1) and (2) above, have been made available to Buyers, and such registration and exemption notices are in full force and effect as of the date hereof. The Company has delivered to Buyers true and correct copies of the Company's current forms of Uniform Franchise Offering Circulars ("UFOCs"), which are currently being used in connection with the offers to sell and the sales of its franchises. Schedule 3.18 sets forth the jurisdictions and dates after which the UFOCs of the Company did comply in all material respects with all applicable federal and state laws and regulations pertaining to offers to sell and the sale of franchises, including, without limitation the Federal Trade Commission's Disclosure Rule entitled, "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures", 16 C.F.R. (S)436. Schedule 3.18 sets forth the jurisdictions and dates after which all offers to sell and all sales of the Company's franchises have been made in material compliance with all applicable federal and state laws and regulations.

          3.19 Title to Assets.  The Company owns or leases all tangible
               ---------------
personal property necessary for the conduct of its business as presently conducted. Each such asset has been maintained in accordance with ordinary industry practice, is in good operating condition and is usable in the ordinary course of business, other than where any such failures individually or in the aggregate would not have a Material Adverse Effect. Except for liens arising under documents set forth on Schedule 3.12 and for other imperfections which individually or in the aggregate would not have a Material Adverse Effect and except for leased or licensed assets, the Company has good and marketable title to all of the owned tangible personal property used in the conduct of its business, except for assets disposed of in the ordinary course of business. The Company has good and valid leasehold title to all leased tangible personal property leased by it from third parties, free and clear of all liens, security interests and other encumbrances except for imperfections individually or in the aggregate as would not cause a Material Adverse Effect and except for liens arising under documents listed on Schedule 3.12(c).

          3.20 Inventory.  The value at which the inventory of the Company is
               ---------
carried on the Company's December 31, 1995 balance sheet (attached hereto as part of Schedule 3.8) reflects the customary inventory valuation policy of the Company and is in accordance with GAAP consistently applied. The Company's current inventory consists of items of a quality which are saleable in the ordinary course of business at prevailing prices except for amounts of inventory that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and is in a quantity sufficient to service the operations of the business of the Company at the Company's current level of operations. Since December 31, 1995, the Company has continued to replenish its inventory in the ordinary course of business consistent with past practice, and has not made any change in its inventory policies or procedures.

          3.21 Accounts and Notes Receivable.  All accounts receivable of the
               -----------------------------
Company acquired since January 1, 1995 are collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts, which reserves are adequate and were calculated consistent with past practices. There are no refunds, rebates, discounts or other adjustments payable with respect to accounts receivables except in the ordinary course of business consistent with past practices; provided that Schedule 3.21 sets forth all such arrangements or adjustments with respect to any franchisee operating five or more locations.
Schedule 3.21 sets forth a true and complete list of all notes receivable held by the Company, showing the payment history with respect to each note. Schedule
3.21 sets forth the accounts receivable of any franchisee operating five or more locations (including notes receivable) that are not collectible in full.

          3.22 Taxes.
               -----

               (a) Subject to subsection (b) hereof and except as set forth in
Schedule 3.22:

                    (i) The Company has paid all federal, state, local and foreign income, alternative, add-on, gross receipts, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, admissions, gains, replacement, sales, use, excise, payroll, disability and other taxes imposed on the Company or with respect to any of its properties, or otherwise payable by it, including interest, penalties and other additions, if any, in respect thereof

          (collectively, "Company Taxes"), for all taxable periods ended on or prior to December 25, 1994 for which the Company, or any predecessor entity, was in existence except to the extent discharged in bankruptcy. After December 25, 1994, the Company has paid and/or incurred only Company Taxes incurred in the ordinary course of business determined in the same manner as in the applicable preceding taxable period ending on or before December 25, 1994;

                    (ii) Without limiting the foregoing representations in any way, (i) the Company has collected all sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions and (ii) the Company has properly withheld income and social security or other similar taxes and paid payroll taxes with respect to all persons properly characterized as employees for federal, state or local tax purposes.

                    (iii) The Company has timely filed all returns, reports and other filings related to Company Taxes which it is required to file and has paid all the amounts shown to be due thereon. All such returns, reports and filings are true and correct and complete. The Company has delivered to the Buyers complete copies of all such tax returns, reports and filings for the last three taxable periods for which such returns, reports and filings have been filed. The Company is not required to file returns, reports or filings in any state or local or foreign jurisdiction for any tax period except in those states, local or foreign jurisdictions in which it has filed.

                    (iv) As of December 25, 1994, the Company has amounts of net operating loss carryovers available for deduction in future taxable years for Federal income tax purposes as set forth on Schedule 3.22, subject to the limitations on the use of such carryovers as set forth on such Schedule 3.22.

                    (v) No audit, examination, action or proceeding is pending or threatened by any governmental authority with respect to the possible assessment or collection from the Company of any Company Taxes, no unresolved claim for assessment or collection of any Company Taxes has been asserted against the Company, and all resolved assessments of Company Taxes have been paid. The Company has delivered to Buyers complete copies of all audit reports and other governmental claims asserting Company Taxes in addition to those Company Taxes set forth on the returns, reports and filings of the Company.

                    (vi) There are no liens for Company Taxes (other than for current Company Taxes not yet due and payable) upon the assets of the Company.

                    (vii) The Company is not a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.

                    (viii) The Company has not taken any action that would require an adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a change in accounting method or otherwise.

                    (ix) The Company has not filed a consent under Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (f) assets" as such term is defined in Section 341(f)(4) of the Code.

                    (x) The Company has not made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

                    (xi) The Company has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law.

                    (xii) The Company has not agreed to any extension of any applicable statute of limitations for the imposition of any Company Tax.

               (b) All representations in Section 3.22(a) hereof, with respect to state and local Company Taxes will be true and correct if, in the aggregate, any exceptions to such representations are immaterial.

          3.23 Environmental Laws and Regulations.
               ----------------------------------

               (a) For the purposes of this section, the following words and phrases shall have the following meanings:

               "Company" means America's Favorite Chicken Company, and/or any of
                -------
its subsidiaries.

          "Environmental Condition" means any condition relating to the
           -----------------------
presence, release, threat of release, transportation, disposal, storage or treatment of Hazardous Materials in, at on, under or about (i) the Real Property, or (ii) the environment beyond the Real Property, which Hazardous Materials migrated, emanated or originated from the Real Property.

          "Environmental Law" means any environmental or health and safety-
           -----------------
related law, policy, regulation, rule, requirement, statute, ordinance, common law decision, order or determination of any governmental or judicial authority at the federal, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

          "Hazardous Material" means any pollutant, contaminant, toxic
           ------------------
substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof including, without limitation, any such materials defined in or regulated pursuant to any Environmental Law.

          "Real Property" means any real property or "facility" (as defined in
           -------------
the Resource Conservation and Recovery Act, 42 U.S.C (S) 6901 et seq. ("RCRA")) currently or formerly owned, operated, leased or occupied by the Company.

          (b) Except as set forth on Schedule 3.23 or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has no liability under, and is in compliance with, all Environmental Laws applicable to the Company's business, the Real Property and any facilities and operations thereon. Except as set forth on Schedule 3.23 or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Real Property is in compliance with all Environmental Laws, and (ii) there are no Hazardous Materials located in, under or about any Real Property.

          (c) The Company possesses all permits and authorizations under Environmental Laws required or necessary to conduct its business, except where the failure to obtain any such permits or authorizations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the "Required Permits"). The Company is in compliance with all terms and conditions of the Required Permits, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Required Permits are in full force and effect and will not be impaired as a result of the transactions contemplated hereby.

          (d) (i) Since November 5, 1992, the Company has not: entered into or been subject to any outstanding consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon the future compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (ii) as of the date hereof the Company has not received any notice, complaint or claim from any governmental authority with respect to any Environmental Condition. With respect to each of these matters, the Company has taken all appropriate action consistent with all applicable Environmental Laws, except where the failure to take any such action could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e) There are no Environmental Conditions that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (f) No lien has been imposed or, to the Company's knowledge, is threatened on any or all of the Real Property by any governmental agency at the federal, state, or local level in connection with any Environmental Conditions.

          (g) Between November 5, 1992 and the date hereof, the Company has not received any notice, complaint or claim from nor has the Company given any notice to, any governmental authority or other third party alleging that the Company and/or any Real Property is not, or may not be, in compliance with any applicable Environmental Laws relating to: (i) the maintenance of records of Hazardous Material handled at each Real Property; (ii) reporting, monitoring, inspections, and compliance with the manifest system for tracking the movement of Hazardous Material; (iii) operating methods, techniques, and practices for treating, storing, and disposing of Hazardous Material; (iv) the location, design, and construction of the Real Property; (v) contingency plans for minimizing unanticipated damage from Hazardous Material treatment, storage, or disposal activities; (vi) maintenance and operation of each Real Property, including qualifications with respect to ownership, continuity of operation, personnel training, financial responsibility and closure; and (vii) any Environmental Conditions.

          (h) The costs of performing all remedial work necessary or advisable to remediate Environmental Conditions existing at any and all Real Property (on a "reasonable best case basis" as determined by the Buyers in their sole discretion) shall not exceed $6,000,000. As of December 31, 1995, the Company has reserved not less than $3,000,000 to pay Remediation Costs.

          (i) The Company has delivered to the Buyers copies of all environmental audits, studies and reports prepared to assess Environmental Conditions.

          3.24 Board of Directors Approval.  The Board has unanimously approved
               ---------------------------
the transactions contemplated by this Agreement and has unanimously determined that such transactions are fair to and in the best interests of the Company and its stockholders. Such action of the Board remain in full force and effect.

          3.25 Brokers; Certain Expenses.  The Company has not paid or become
               -------------------------
obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except for The Robinson Humphrey Company, Inc. which has been retained as the Company's financial advisor for the transactions contemplated hereby, for which the Company has agreed to pay an investment banking fee of $1,250,000. The Company has delivered to the Buyers true, correct and complete copies of all agreements and understandings to which it is a party with The Robinson Humphrey Company, Inc. The Company is not currently bound by any other agreement for the provision of investment banking or financial advisory services with respect to any proposed recapitalization, issuance of debt or equity securities or other transaction involving the Company or the provision of any other investment banking or financial advisory services to the Company.

          3.26 No Agreements to Sell the Company.  Except as contemplated by
               ---------------------------------
this Agreement, the Company has no any legal obligation, absolute or contingent, to any other person, firm or entity to sell capital stock, material assets or business of the Company or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of the Company or to enter into any agreement with respect thereto.

          3.27 Related-Party Transactions.  Except as set forth on Schedule
               --------------------------
3.27, since January 1, 1994, no stockholder, employee, officer, or director of the Company or, to the knowledge of the Company, no affiliate (as such term is defined in the Securities and Exchange Act of 1934, as amended) of any such person, and no member of such persons' immediate families has engaged in any transaction with, the Company.

          3.28 Labor Matters.
               -------------

          (a) The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor unions. The Company has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity employment, or employees' health, safety, welfare, wages and hours, the default or violation of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) there are no labor disputes existing, or to the Company's best knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions or lockouts of any employees of the Company (ii) there are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state Labor Commission relating to the employees of the Company, and (iii) no demand for recognition heretofore made by any labor organization is pending with respect to the Company.

          3.29 Proprietary Rights.  The Company owns or has the right to use
               ------------------
all: (i) the federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, in which the Company has any interest whatsoever, including but not limited to, by means of ownership, license or otherwise; (ii) the patents and copyrights, character names, likenesses, pictures, images, symbols, caricatures, cartoons and signatures, and all pending applications therefor, in which the Company has any interest whatsoever, including but not limited to, by means of ownership, license or otherwise; (iii) other trademarks and other marks, trade names and other trade rights in which the Company has any interest whatsoever, including but not limited to, by means of ownership, license or otherwise; and (iv) other trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, in which the Company has any interest whatsoever, including but not limited to, by means of ownership, license or otherwise; in each case which, individually or in the aggregate, are material to the conduct of the business of the Company (collectively, "Proprietary Rights"). Schedule 3.29 contains a list of all Proprietary Rights that are patents, trademarks, tradenames, service marks and copyrights, and applications therefore in which the Company has any interest whatsoever, including but not limited to, by means of ownership, license or otherwise. No person has a right to receive from the Company a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company except as to licenses set forth on Schedule 3.29. Except as set forth on Schedule 3.29, the Company has no knowledge of any infringement of the Proprietary Rights by others. Except as set forth on Schedule 3.29, to the Company's best knowledge the continued use of the Proprietary Rights as the business has heretofore been conducted will not result in any infringement of the rights of others. The Company has not received any written notice of invalidity or infringement of any rights of others with respect to the Proprietary Rights, similar types of rights of the Company, or of the third party, since January 1, 1993 which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.29, no proceedings have been instituted against or notices received by the Company since January 1, 1993 alleging that the Company's use of any Proprietary Rights infringes upon or otherwise violates any rights of a third party, including but not limited to the third party's rights in or to the Proprietary Rights of the Company, or similar types of rights of the third party that are currently pending against the Company. All of the Proprietary Rights are valid and enforceable rights of the Company. The Company has not transferred any rights in the Proprietary Rights to any third party except as contained in the Company's franchise agreements and except as set forth on
Schedule 3.29. None of the Proprietary Rights will cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          3.30 Disclosure.  No representation or warranty by the Company in this
               ----------
Agreement, any of the Schedules hereto or any other agreement delivered in connection herewith contains any untrue statement of material fact or, omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

          4.1  Conduct of Business Prior to the Closing Date.  Except as
               ---------------------------------------------
described on Schedule 4.1 or as expressly permitted by this Agreement, the Company agrees, from the date hereof, that prior to the Closing Date, except as otherwise consented to or approved in writing by Buyers:

          (a) the business of the Company shall be conducted only in the ordinary course and consistent with past practice and the Company shall not take any action inconsistent therewith or with the transactions contemplated hereby;

          (b) the Company shall not (i) amend its Articles of Incorporation or Bylaws, (ii) change the number of issued or outstanding shares of its capital stock, or issue any debt or equity securities, or any options, warrants or other rights to acquire or subscribe for such securities, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock other than with respect to the 8% Preferred Stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or (v) split, combine or reclassify its outstanding shares of capital stock;

          (c) the Company shall not, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money, except indebtedness for borrowed money incurred under credit facilities existing as of October 1, 1995 or which otherwise does not exceed $100,000 in principal amount, (ii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any asset of the Company with a value exceeding $50,000 individually, and $100,000 in the aggregate, other than the sale of surplus properties and other than inventory disposed of in the ordinary course of business and consistent with past practice, (iv) purchase or acquire any material interest in any business or any securities or assets of a business, (v) enter into any joint venture or partnership, (vi) settle any material litigation, or (vii) accelerate payments on any indebtedness except as required in the Credit Agreement;

          (d) the Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with it, including, without limitation, suppliers;

          (e) the Company will not, directly or indirectly, (i) except with respect to non-executive officer employees in the ordinary course of business and consistent with past practice, increase the compensation payable or to become payable by it to any of its employees, officers or directors (except in accordance with employment agreements and welfare and benefit plans set forth on
Schedule 3.11); provided that with respect to non-executive officer employees, in no case may compensation be increased by more than 6 1/2%, (ii) adopt additional, or make any payment or provision, or otherwise amend, other than as required by existing plans or agreements in the ordinary course of business and consistent with prior practice, to any stock option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of employees of the Company, (iii) grant any stock options or stock appreciation rights except as contemplated by
Section 4.6 of this Agreement, (iv) enter into any new, or alter or amend any employment, severance, consulting or other compensation agreement with any director, officer or affiliate of the Company (except to the extent permitted in (i) above), (v) except as set forth on Schedule 4.1 make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee or director of the Company, or (vi) enter into any transactions with any affiliate of the Company other than as contemplated by this Agreement;

          (f) the Company shall not, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any other individual, firm or corporation other than with respect to arrangements with franchisees operating less than five locations;

          (g) capital expenditures (or commitments to make such expenditures which are not terminable at the option of the Company) shall be incurred only in accordance with the Company's 1996 business plan, a copy of which has been provided to the Buyers, and the Company shall not make any other investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any property or assets of any other individual, firm or corporation;

          (h) the Company shall not enter into, modify or amend in any material respect or take any action to terminate their respective material contracts (including those Contracts listed on Schedule 3.12 and any lease to which the Company is a party), except in the ordinary course of business and except with respect to contracts under which a third party has defaulted;

          (i) the Company shall not alter any practice, with respect to accounting policies or procedures or make any reclassification of assets or liabilities, except for changes required by changes in GAAP;

          (j) other than in the ordinary course of business, the Company shall not close any store, office, plant, facility or warehouse, except as required by applicable law or in the event of casualty or, as a result of the expiration of any lease which, after reasonable efforts by the Company, is not renewed;

          (k) other than in the ordinary course of business, enter into, with respect to its stores, offices, plants, facilities and warehouses, any new lease, lease termination agreement or amendment of any agreement to lease real property (including, without limitation, any amendments to any such agreement with respect to rent or additional rent, term assignment, subletting, "keep-open" clauses, non-competition clauses and required trade name clauses);

          (l) other than in the ordinary course of business, sell, assign or sublease any store, office, plant, facility or warehouse except for the lease or sale of surplus properties;

          (m) the Company will promptly advise Buyers in writing of any Material Adverse Effect or any breach of the Company's representations or warranties, or any breach of a covenant contained herein of which the Company has knowledge; and

          (n) the Company shall not enter into an agreement to do any of the things described in clauses (a) through (l) other than as contemplated by this Agreement.

          4.2  Access to Properties and Records;Delivery of Financial
               ------------------------------------------------------
Statements. The Company shall afford to the Buyers and their accountants, counsel and other representatives and consultants, on reasonable notice, full access during normal business hours from the date hereof to the Closing Date to all of its properties, books, accounts, agreements, personnel, facilities, proprietary information, contracts, commitments and records, and shall allow Buyers to conduct investigations with respect thereto. When consents of third parties are required to conduct any investigation, the Company shall use its best efforts to obtain the consent of such third parties. The Company shall make reasonably available its officers and employees to answer fully and promptly questions put to them. The Company will provide the Buyers audited financial statements for the 1995 fiscal year on or before March 4, 1996. Such audited financial statements shall not differ in any material respect from the unaudited financial statements previously provided with respect to the 1995 fiscal year except with respect to downward adjustment of earnings of approximately $14 million for items previously disclosed to the Buyers and shall be accompanied by an unqualified auditors report. As soon as reasonably practicable, the Company shall furnish the Buyers with its unaudited monthly and quarterly financial statements and weekly sales reports for all periods subsequent to December 31, 1995. No investigation pursuant to this Section 4.2 will affect or be deemed to modify any representation or warranty made by the Company.

          4.3  Acquisition Proposals.  Following the execution of this Agreement
               ---------------------
and prior to the earliest to occur of (i) the termination of this Agreement under 6.1(a) or (ii) April 30, 1996, the Company or any of its directors, partners, officers, employees or other representatives or agents shall not, directly or indirectly, communicate, solicit, initiate, encourage or participate (including furnishing non-public information concerning the Company's business, properties or assets) in any discussions or negotiations with regard to any proposal to acquire, directly or indirectly, any shares of the capital stock of the Company, to invest any funds in the Company, whether such proposal, acquisition, investment or other transaction involves a stock sale, a tender offer, exchange offer, merger or other business combination involving the Company, or for the acquisition of a substantial portion of the assets of the Company (an "Acquisition Proposal"). The Company will immediately communicate to the Buyers the identity of such other party and the initial terms of any proposal it may receive from any other party in respect of an Acquisition Proposal.

          4.4  Best Efforts.  (a) Upon the terms and subject to the conditions
               ------------
herein provided, each of the Buyers and the Company agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement including (i) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (ii) to fulfill all conditions on its part to be fulfilled under this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper partners, officers or directors of each party to this Agreement shall take all such reasonably necessary action. The Company shall take all action in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of the holders of its capital stock as promptly as practicable, but in no event later than thirty days after the date of this Agreement to consider and vote upon the Amendment. The Company shall enforce the Standstill Agreement, dated of even date herewith, entered into among the Company and certain of its stockholders and shall not amend such agreement without the consent of the Buyers.

          (b) No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. The Company shall give prompt notice to the Buyers of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and
(ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and the Company shall use all reasonable efforts to remedy such failure. In addition, the Company shall give prompt notice to the Buyers of any material developments involving the operations or activities of the Company.

          4.5  Consents.  The Company will use its reasonable best efforts to
               --------
obtain all waivers, consents and approvals of all third parties and governmental authorities required by the Buyers for the consummation of the transactions contemplated by this Agreement including stockholder approval of the amendments to the Company's Articles of Incorporation contemplated by Section 4.7. In connection therewith, and in connection with its negotiations for consents, the Company may not offer or consent to any modification or amendment of any contract without the Buyers' prior written consent. The Company agrees to transmit the consents to the appropriate parties for approval promptly after the execution hereof. The Buyers shall have the right to approve the form of consent and the transmittal letter used to transmit such consents to each such party, which approval will not be unreasonably withheld. The Company shall keep the Buyers advised of its progress in obtaining such consents, and shall obtain the Buyers' written consent prior to offering or consenting to any material change or modification of the form of any such consent approved by the Buyers. Promptly after the execution of this Agreement, the parties shall make appropriate filings under the HSR Act with respect to the transaction contemplated hereby and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.

          4.6  Management Treatment.
               --------------------

          (a) Existing Stock Options.  At the Closing, all existing options to
              -----------------------
purchase shares set forth on Schedule 3.3 shall remain outstanding and shall be adjusted as provided herein. The Company's 1992 stock option plan, as amended, shall be further amended immediately prior to Closing to increase the aggregate number of shares as specified in Section 3 of such Plan from 1,397,727 shares to 1,808,864 shares and the Company shall adjust the existing options set forth on Schedule 3.3 to increase the number of shares to be purchased under such options by 411,137 shares, the number of shares under each option to be increased in the proportion that the number of shares under each existing option bears to the total number of shares under all such existing options. Prior to the Closing, all Company stockholders shall have waived any preemptive rights with respect to the issuance of such options (and, upon their exercise, the underlying shares of Common Stock).

          (b) Stock Bonus Awards.  Immediately after the Closing, the Company
              ------------------
shall issue to the officers of the Company, in such proportion as may be determined by the Company's Chief Executive Officer, a total of 3,014,772 shares of the Common Stock of the Company pursuant to a Stock Bonus Agreement in form and substance satisfactory to the Company, the Chief Executive Officer of the Company ("CEO") and the Buyers, and the Company shall loan to each person receiving such shares of common stock, an amount of money sufficient to pay the net income tax, state and federal, required to be paid by such person as a result of the receipt of such shares. The amount of this loan shall be advanced by the Company approximately five days before the final due date(s) on which such taxes (or estimates thereof) are payable without the imposition of penalties or interest and shall be repayable to the Company no later than
December 31, 2003.   The loan shall bear interest at a rate of 6% (the "Tax
Payment Loan"), and to be evidenced by a promissory note executed by each person receiving such shares in form and substance satisfactory to the Company, the CEO and the Buyers, (the "Tax Payment Loan Note"); provided, however, that each person receiving such shares shall have the option of requiring the Company to pay to such person the amount of his or her income tax in cash in lieu of the Tax Payment Loan and reducing the number of shares of Common Stock by that number of shares of Common Stock which when multiplied by $3.317 per share, equals the amount of such tax payment. The Tax Payment Loan Note will be secured by a pledge agreement in form and substance satisfactory to the Company, the CEO and the Buyers.

          (c) New Option Plans.  Immediately prior to the Closing, the Company
              ----------------
shall adopt two stock option plans in the form and substance satisfactory to the Company, the CEO and the Buyers, (the "Option Plans").

          (d) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4.6 shall survive the Closing.

          4.7  Charter Amendment.  The Company's Articles of Incorporation shall
               -----------------
be amended to (i) increase the authorized number of shares of Common Stock to 50,000,000, (ii) eliminate any preemptive rights, (iii) elect that the Company not be subject to Section 302A.673 of the Minnesota Business Corporation Act,
(iv) permit the Board to act by written consent of less than all of the Directors of the Company and (v) create a new series of 10% Cumulative Exchangeable Redeemable Preferred Stock (the "10% Preferred") with the terms set forth on

Exhibit A hereto and the amendment shall otherwise be in form and substance reasonably satisfactory to the Buyers (the "Amendment").

          4.8  Amendment to Bank Documents.  That certain Second Amended and
               ---------------------------
Restated Loan Agreement dated as of November 5, 1992 among the Company and the lenders named therein (the "Credit Agreement"), together with all related documents, shall be amended as set forth on Exhibit B hereto and shall otherwise be in form and substance reasonably satisfactory to the Buyers.

          4.9  Exchange.  Prior to the Closing, each holder of 8% Preferred
               --------
Stock will be offered the opportunity to exchange on a share for share basis their shares of 8% Preferred Stock for shares of 10% Preferred Stock (the "Exchange").


                                   ARTICLE V

                              CONDITIONS PRECEDENT

          5.1  Conditions to Each Party's Obligations.  The respective
               --------------------------------------
obligations of each party to effect the transactions contemplated by the Agreement shall be subject to the conditions that:

          (a) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement.

          (b) Any waiting period applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act and any other applicable antitrust law shall have expired or been terminated.

          5.2  Conditions to the Obligations of the Company.  The obligation of
               --------------------------------------------
the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) The Buyers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of the Buyers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Buyers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

          (c) The Buyers and each of the stockholders of the Company and Messrs. Belatti, Holbrook and Frankel shall have executed the stockholders agreement in substantially the form attached hereto as Exhibit D hereto.

          (d) The Company's stockholders shall have taken all actions necessary to amend the Company's 1992 stock option plan as contemplated in Section 4.6(a), approve the stock bonus awards as contemplated by Section 4.6(b) and adopt the option plans as contemplated in Section 4.6(c).

          5.3  Conditions to the Obligations of the Buyers.  The obligations of
               -------------------------------------------
the Buyers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to the Buyers a certificate to the effect set forth in Sections 5.3(a) and (b).

          (c) Since December 31, 1995, there shall have been no material adverse change in the operations, financial condition, prospects or results of operations of the Company.

          (d) The Buyers shall have received the favorable opinion of Frankel, Hardwick, Tanenbaum & Fink, P.C., counsel to the Company, with respect to the matters set forth on Exhibit E hereto and such opinion shall otherwise be satisfactory in form and substance to the Buyers.

          (e) The Buyers shall have received such other duly and validly executed documents and instruments in connection with the Closing as are reasonably requested by them.

          (f) The parties to the Voting and Stockholder Agreement and the Standstill Agreement, each of even date herewith, shall have performed in all material respect their obligations under such agreements and the representations and warranties contained therein shall be true and correct in all material respects.

          (g) All necessary waivers, consents and approvals to or of the transactions contemplated by this Agreement or necessary to prevent the cancellation of any material contract, permit or license necessary for the conduct of the Company's business of any third parties or governmental entities shall have been obtained and delivered to the Buyers. The Company's stockholders shall have taken all actions necessary to amend the Company's 1992 stock option plan as contemplated in Section 4.6(a), approve the stock bonus awards as contemplated by Section 4.6(b) and adopt the option plans as contemplated in Section 4.6(c). All third parties will have validly waived any preemptive or comparable rights such parties hold with respect to the issuance of the Shares, the issuance of the bonus stock described in Section 4.6(b) and the amendment or adoption of option plans and the grants of options and issuance of shares of Common Stock upon exercise thereof.

          (h) The Buyers shall have received letters of resignation from each of the members of the Company's board of directors, which resignations shall be effective as of the Closing Date.

          (i) The Credit Agreement has been amended as contemplated by Section 4.8.

          (j) The Company's Articles of Incorporation have been amended as contemplated by Section 4.7 and no person or entity shall be entitled to exercise dissenters or appraisal or preemptive rights with respect to the Amendment or the Exchange.

          (k) The Company shall have (i) amended the 1992 Option Plan, (ii) made the stock bonus awards and (iii) adopted the option plans and made the grants of options in each case as contemplated by Section 4.6.

          (l) Each of the parties to that certain Shareholders Agreement dated November 5, 1992 (as amended) and that certain Registration Rights Agreement dated November 5, 1992 (as amended) shall have agreed to terminate all their respective rights and obligations under such agreements.

          (m) Each of the stockholders of the Company and Messrs. Belatti, Holbrook and Frankel shall have entered into a stockholders agreement substantially in the form of Exhibit D hereto.

          (n) Upon the consummation of the transactions contemplated by this Agreement, the capitalization of the Company shall be as set forth on Exhibit F hereto.

          (o) At least 535,152 shares of 8% Preferred Stock shall have been exchanged for a like number of shares of 10% Preferred Stock.

          The action of Pacific Corinthian Life Insurance Company with respect to the matters set forth in clause (c) of Section 5.2 or clauses (g), (l) or (m) of Section 5.3 shall not be a condition to the Closing.


                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

          6.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated herein may be abandoned at any time prior to the Closing Date:

          (a) by written consent of each of the Buyers and the Company;

          (b) by any party, if by April 30, 1996 the Closing shall not have been consummated (such period shall be extended by any cure period under clauses (c) or (d) below); provided that no party may terminate under this Section 6.1(b) if the failure has been caused by that party's breach of this Agreement;

          (c) by the Buyers, if there is a material breach of any of the representations and warranties of the Company or if the Company fails to comply in any material respect with any of its respective covenants or agreements contained herein and such failure has not been cured (if it is possible to cure) within ten (10) business days of notice from the Buyer to the Company; or

          (d) by the Company, if there is a material breach of any of the representations and warranties of the Buyers, or if the Buyers fail to comply in any material respect with any of its covenants or agreements contained herein and such failure has not been cured (if it is possible to cure) within ten (10) business days of notice from the Company to the Buyers.

          6.2  Effect of Termination.  In the event of the termination of this
               ---------------------
Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto. provided that this
Section 6.2 is not intended to limit any cause of action that any party may have for any breach of this Agreement that results in a termination of this Agreement.

          6.3  Amendment.  This Agreement may be amended by the parties hereto.
               ---------
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          6.4  Waiver.  At any time prior to the Closing Date, the parties
               ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          6.5  Survival.  All representations, warranties, covenants and
               --------
agreements contained in this Agreement shall terminate (i) at the Closing except with respect to Sections 4.4(a) and 4.6 or (ii) upon the termination of this Agreement pursuant to Section 6.1.


                                  ARTICLE VII

                                 MISCELLANEOUS

          7.1  Notices.  All notices and other communications given or made
               -------
pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile to the parties at the following addresses and numbers:

               (a)  If to the Buyers to:

                    c/o Freeman Spogli & Co. Incorporated
                    11100 Santa Monica Boulevard
                    Suite 1900
                    Los Angeles, California  90025
                    Attention:  Mr. William M. Wardlaw
                    Facsimile No.:  (310) 444-1870

               (b)  If to the Company, to:

                    America's Favorite Chicken Company
                    6 Concourse Parkway
                    Suite 1700
                    Atlanta, Georgia 30328
                    Attention:  Samuel N. Frankel
                    Facsimile No.:  (770) 353-3028
or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

          7.2  Headings; Agreement.  The headings contained in this Agreement
               -------------------
are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by a party.

          7.3  Publicity.  So long as this Agreement is in effect, the parties
               ---------
hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

          7.4  Entire Agreement.  This Agreement (including all the Schedules
               ----------------
and Exhibits hereto), the Voting and Stockholder Agreement and the Standstill Agreement constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          7.5  Conveyance Taxes.  The Company agrees to assume liability for and
               ----------------
to hold the Buyers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the transactions contemplated hereby.

          7.6  Assignment.  This Agreement and all of the provisions hereof
               ----------
shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in the Ancillary Agreements or Exhibits to this Agreement, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          7.7  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          7.8  Governing Law.  The validity and interpretation of this Agreement
               -------------
shall be governed by the laws of the State of Georgia without reference to the conflict of laws principles thereof.

          7.9  Third Party Beneficiaries.  This Agreement is not intended to
               -------------------------
confer upon any other person any rights or remedies hereunder.

          7.10 Limitation of Liability.  In no event shall any partner or
               -----------------------
representative of the Buyers or of any partnership which is a partner of the Buyers or any partner of any such partnership, or any direct or indirect stockholder, officer, director, partner or any other such person, be personally liable for any such obligation of the Buyers under this Agreement. In no event shall recourse with respect to the obligations under this Agreement of the Buyers be had to the assets or business of any person other than the Buyers. In no event shall any officer, director or shareholder (and their officers, directors, representatives and agents )of the Company be personally liable for any obligation of the Company under this Agreement.

          IN WITNESS WHEREOF, each of the Buyers and the Company have caused this Agreement to be signed by an officer or partner thereunto duly authorized, all as of the date first written above.

COMPANY:                      AMERICA'S FAVORITE CHICKEN COMPANY


                              By:   /s/ Frank Belatti
                                    -------------------------------
                                    Name:  Frank Belatti
                                           ------------------------
                                    Title:  Chief Executive Officer
                                            -----------------------


FSEP III:                     FS EQUITY PARTNERS III, L.P.,
                              a Delaware limited partnership

                              By:   FS Capital Partners, L.P.
                                    Its: General Partner

                                    By:  FS Holdings, Inc.
                                         Its: General Partner


                                         By:  /s/ John Roth
                                              ---------------------
                                              Name:  John Roth
                                                     --------------
                                              Title: Vice President
                                                     --------------


FSEP INTERNATIONAL:           FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                              a Delaware limited partnership

                              By:   FS&Co. International, L.P.
                                    Its: General Partner

                                    By:  FS International Holdings Limited
                                         Its: General Partner


                                         By:  /s/ John Roth
                                              ----------------------
                                              Name:  John Roth
                                                     ---------------
                                              Title: General Partner
                                                     ---------------